Exhibit (g)(6)

EXECUTION VERSION

ADDENDUM TO CUSTOMER ACCOUNT AGREEMENT

This Addendum, dated as of September 22, 2021, to the Customer Account Agreement (“Addendum”) is made between Cowen and Company, LLC (“Cowen”), and Artisan Select Equity Fund, a mutual fund series of Artisan Partners Funds, Inc. (the “Fund”).

WHEREAS, Cowen and the Fund entered into the Prime Brokerage Application and Customer Account Agreement executed on September 17, 2021 (the “Account Agreement”), and wish to supplement the Account Agreement to, among other things, comply with the requirements of Section 17(f) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17f-1 thereunder; and

WHEREAS, terms used in this Addendum shall have the same meaning as in the Account Agreement unless otherwise defined herein.

Cowen agrees to maintain custody of the Fund’s securities, cash and other investment assets, subject to the following conditions:

1. Segregation of Non-Cash Assets; Use of Securities Depositories. All securities and other non-cash property held by Cowen for the account of the Fund (“Investments”) (other than Investments maintained in a securities depository or book-entry system) shall at all times be individually segregated from the securities and investments of any other person and marked in such manner as to clearly identify them as the property of the Fund, both upon physical inspection thereof and upon examination of the books of Cowen. For the avoidance of doubt, Investments shall not include securities and other non-cash property until such time as they are received by Cowen and the Fund has made full cash payment therefor. Cowen may deposit and maintain Investments in any securities depository, either directly or through one or more sub-custodians appointed by Cowen. The Fund will purchase only those securities which are maintained in a securities depository or book-entry system. Investments held in a securities depository or a book-entry system shall be held (i) subject to the agreement, rules, statement of terms and conditions or other document or conditions effective between the securities depository and Cowen or the sub-custodian, as the case may be, and (ii) in an account for the Fund or in bulk segregation in an account maintained for the non-proprietary assets of the entity holding such Investments in the securities depository; provided that Cowen shall, on an ongoing basis, provide accurate information to the Fund and such other persons as the Fund may designate with respect to the status of such Investments. If market practice or the rules and regulations of the securities depository or book-entry system prevent Cowen, the sub-custodian or any agent of either from holding its client assets in such a separate account, Cowen, the sub-custodian or other agent shall as appropriate segregate such Investments for the benefit of the Fund from the assets held for the benefit of clients of Cowen generally on its own books and records, and the records of Cowen with respect to Investments of the Fund maintained in a book-entry system or securities depository shall, by book-entry, identify such Investments as belonging to the Fund. For the avoidance of doubt, Investments maintained in a securities depository or book-entry system shall be segregated by the use of memo segregation and shall not be physically segregated from other securities and non-cash property in the possession of Cowen. In the event the Fund incurs a loss due to an act or omission, negligence, willful misconduct or insolvency of a securities depositary, Cowen will make reasonable efforts, in its discretion, to seek recovery from the securities depositary. With respect to its responsibilities under this Section 1 and pursuant to Rule 17f-4 under the 1940 Act, Cowen hereby warrants to the Fund that it agrees to (i) exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain such assets, (ii) provide, promptly upon request by the Fund, such reports as are available concerning the Cowen’s internal accounting controls and financial strength, and (iii) require any sub-custodian, other than a securities depository, to exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain assets corresponding to the security entitlements of its entitlement holders.

2. Sufficient Funds for Payment. Cowen shall not be under any obligation to pay out moneys to cover any payment if in the Fund account there is insufficient cash available to the Fund.

3. Reimbursement of Cowen. In addition to its rights under the Account Agreement, Cowen shall be entitled to charge against any money held by it for the accounts of the Fund the amount of any loss, damage, liability or expense, including counsel fees, for which it shall be entitled to reimbursement. The expenses which Cowen may charge against the account of the Fund include, but are not limited to, the expenses of agents or sub-custodians incurred in settling transactions involving the purchase and sale of Investments of the Fund.

4. Books and Records Generally. Cowen will make available to the Fund, its auditors, agents and employees, upon reasonable request and during normal business hours of Cowen, all records maintained by Cowen pursuant to its obligations under the Account Agreement. All such books and records shall be available, upon request, for inspection by duly authorized officers, employees or agents of the Fund and the Securities and Exchange Commission (“SEC”) through its employees and agents.

5. Examination of Investments/Books and Records. Investments maintained by Cowen for the Fund pursuant to this agreement shall be verified by actual examination at the end of each annual and semi-annual fiscal period by an independent public accountant retained by the Fund, and shall be examined by such accountant at least one other time, chosen by the accountant, during each fiscal year. A certificate of such accountant stating that an examination of such Investments has been made, and describing the nature and extent of the examination, shall be attached to a completed Form N-17f-1 and transmitted to the SEC promptly after each examination.

6. Liens and Encumbrances. Cowen shall have no power or authority to assign, hypothecate, pledge or otherwise to dispose of any Investments, except pursuant to the direction of the Fund and only for the account of the Fund. Investments shall be subject to no lien or charge of any kind in favor of Cowen or any persons claiming through Cowen, except for those liens or charges that are not prohibited by the 1940 Act or the rules thereunder.

7. Cowen shall not be responsible for securities, non-cash property, cash or other assets until actually received by Cowen.

Cowen hereby represents and warrants that it is a broker-dealer registered with the SEC and a member of a national securities exchange and that the Account Agreement, as supplemented by this Addendum, has been duly executed by Cowen and to the best of Cowen’s knowledge will not violate any Applicable Law or any agreement, instrument, judgment, order or decree to which Cowen is a party or to which it is bound. The Fund hereby represents and warrants that (i) it is registered under the 1940 Act, as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets and (ii) the Account Agreement, as supplemented by this Addendum, has been duly executed by the Fund and to the best of Fund’s knowledge will not violate any Applicable Law or any agreement, instrument, judgment, order or decree to which Fund is a party or to which it is bound.

The provisions of this Addendum shall supersede anything to the contrary in the Account Agreement.

Agreed as of the above written date:

COWEN AND COMPANY LLC	ARTISAN SELECT EQUTY FUND, a mutual fund series of Artisan Partners Funds, Inc.

By: /s/ Matthew Baldassano	By: /s/ Gregory K. Ramirez
Name: Matthew Baldassano	Name: Gregory K. Ramirez
Title: Managing Director	Title: President & Chief Executive Officer
Date: September 24, 2021